Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

November 23, 2021

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

as Representatives of the several Underwriters named in Schedule 1 to the Underwriting Agreement referred to below

Ladies and Gentlemen:

We have acted as special New York counsel for Aptiv PLC, a Jersey public limited company (the “Company”), in connection with the Underwriting Agreement dated as of November 9, 2021 (the “Underwriting Agreement”) with you and the other several Underwriters named in Schedule 1 thereto (the “Underwriters”) under which you and such other Underwriters have severally agreed to purchase from the Company $1.5 billion aggregate principal amount of its 3.100% Senior Notes due 2051 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of March 10, 2015 (as previously amended, supplemented or otherwise modified from time to time, the “Base Indenture”) among the Company, the guarantors party thereto, Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent, and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of November 23, 2021 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We have participated in the preparation of the Company’s registration statement on Form S-3 (File No. 333-258499) (other than the documents incorporated by reference therein (the “Incorporated Documents”)) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), relating to the registration of securities (the “Shelf Securities”) to be issued from time to time by the Company and the guarantors named therein, and the preliminary prospectus supplement dated November 9, 2021 (the “Preliminary Prospectus Supplement”) relating to the Securities, the pricing term sheet attached as Annex B to the Underwriting Agreement for the Securities and the prospectus supplement dated November 9, 2021 relating to the Securities (the “Prospectus Supplement”), and have reviewed the Incorporated Documents. The registration statement became effective under the Act and the Indenture qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), upon the filing of the registration statement with the Commission on August 5, 2021 pursuant to Rule 462(e). The registration statement at the date of the Underwriting Agreement, including the Incorporated Documents and the information deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Act, is hereinafter referred to as the “Registration Statement,” and the related prospectus (including the Incorporated Documents) dated August 5, 2021 relating to the Shelf Securities is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the Preliminary Prospectus Supplement, together with the pricing term sheet attached as Annex B to the Underwriting Agreement for the Securities, is hereinafter referred to as the “Disclosure Package.” The Basic Prospectus, as supplemented by the Prospectus Supplement, in the form first used to confirm sales of the Securities (or in the form first made available by the Company to the Underwriters to meet requests of purchasers of the Securities under Rule 173 under the Act), is hereinafter referred to as the “Prospectus.”

J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC as Representatives

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

1.	Assuming that the Securities have been duly authorized by the Company and when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

2.	Assuming due authorization, execution and delivery of the Indenture by the Company, the Indenture is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

3.	The Company is not, nor after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

4.	The execution and delivery by the Company of the Indenture, the Securities and the Underwriting Agreement (collectively, the “Documents”) will not contravene (i) the General Corporation Law of the State of Delaware or any provision of the statutory laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Documents, provided that we express no opinion as to federal or state securities laws, or (ii) any agreement that is specified in Annex A hereto; provided that we express no opinion in clause (ii) as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, ratio or percentage in any of the agreements specified in Annex A.

5.	The issuance of the Securities and execution and delivery of the Sixth Supplemental Indenture is authorized under the Base Indenture.

6.	No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under the General Corporation Law of the State of Delaware, the laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Documents, is required for the execution, delivery and performance by the Company of its obligations under the applicable Documents, except such as may be required under federal or state securities or Blue Sky laws as to which we express no opinion.

November 23, 2021	2

J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC as Representatives

We have considered the statements included in the Disclosure Package and the Prospectus under the captions “Description of Debt Securities and Guarantees of Debt Securities” and “Description of Notes” insofar as they summarize provisions of the Indenture and the Securities. In our opinion, such statements fairly summarize these provisions in all material respects. The statements included in the Disclosure Package and the Prospectus under the caption “Tax Considerations—U.S. Federal Income Tax Considerations,” insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, and subject to the limitations and qualifications set forth therein, accurately summarize the matters referred to therein in all material respects.

In rendering the opinions in paragraphs (1) and (2) above, we have assumed that each party to the Documents has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (ii) each Document (other than the Underwriting Agreement) is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above).

We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in any Document.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. With respect to all matters of law other than those set forth above, you have received, and we understand that you are relying upon, the opinions of local counsel to the Company, delivered pursuant to Section 6(g) of the Underwriting Agreement.

This opinion is rendered solely to you and the other several Underwriters in connection with the Underwriting Agreement. This opinion may not be relied upon by you or the other several Underwriters for any other purpose or relied upon by any other person (including any person acquiring Securities from the several Underwriters) or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 23, 2021	3

ANNEX A

Schedule of Agreements

1.	Second Amended and Restated Credit Agreement, dated as of August 17, 2016, among Aptiv PLC, Aptiv Corporation, the subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as supplemented by the Restatement Agreement to the Amended and Restated Credit Agreement, dated as of May 1, 2020, among Aptiv PLC, Aptiv Corporation, the subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, and as further supplemented by Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of June 8, 2020, among Aptiv PLC, Aptiv Corporation, the subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

2.	Senior Notes Indenture, dated as of February 14, 2013, among Aptiv Corporation, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent, as supplemented by the Supplemental Indenture dated as of February 14, 2013 and the Second Supplemental Indenture dated as of March 3, 2014.

3.	Senior Notes Indenture, dated as of March 10, 2015, among Aptiv PLC, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent, as supplemented by the First Supplemental Indenture dated as of March 10, 2015, the Second Supplemental Indenture dated as of November 19, 2015, the Third Supplemental Indenture dated as of September 15, 2016, the Fourth Supplemental Indenture dated as of September 20, 2016 and the Fifth Supplemental Indenture dated as of March 14, 2019.